Form N-SAR,
Sub-Item 77Q1(a)

Copies of any material amendments
to the registrants charter


Nuveen Insured Dividend Advantage Municipal Fund
333-59770, 811-09475


An Amendment to the Registrants charter, the Statement Establishing and Fixing the Rights and
Preferences of Munifund Term Preferred Shares was signed October 14, 2009 the form of this statement was filed as Appendix A to the Prospectus in the Registrants N-2/A filing on October 13, 2009, Accession No. 0001193125-09-
207255.